EXHIBIT 1.1

FIRST AMENDMENT

TO

DEALER MANAGER AGREEMENT

This FIRST AMENDMENT TO DEALER MANAGER AGREEMENT (the “Amendment”), effective as of this 8th day of September 2011, is entered into by and between INLAND DIVERSIFIED REAL ESTATE TRUST, INC., a Maryland corporation (the “Company”), and INLAND SECURITIES CORPORATION, a Delaware corporation (the “Dealer Manager”).

WHEREAS, the Company and the Dealer Manager are parties to the Dealer Manager Agreement, dated August 24, 2009 (the “Agreement”);

WHEREAS, the Company and the Dealer Manager desire to amend Sections 4(j) and 6 of the Agreement, as set forth herein; and

WHEREAS, the board of directors of the Company, including a majority of the independent directors of the Company, approved the Amendment on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, do hereby agree, as follows:

1.

Defined Terms. Any term used herein that is not otherwise defined herein shall have the meaning ascribed to such term as provided in the Agreement.

2.

Reduction of Cap of Total Organization and Offering Expenses.  Section 4(j) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(j)

Organization and Offering Expenses.  In no event shall the total of the organizational expenses and expenses of the Offering to be paid directly by the Company exceed eleven and one-half percent (11.5%) of the gross proceeds of the Offering of Shares sold on a “best efforts” basis.

3.

Reduction of Cap on Issuer Costs.  The last sentence of Section 6 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

These fees and expenses, collectively referred to herein as “Issuer Costs,” shall not exceed one and one-half percent (1.5%) of the gross proceeds of the Offering of Shares sold on a “best efforts” basis.

4.

Continuing Effect.  Except as otherwise set forth in this Amendment, the terms of the Agreement shall continue in full force and effect and shall not be deemed to have otherwise been amended, modified, revised or altered.

5.

Counterparts.  The parties agree that this Amendment has been or may be executed in several counterparts, each of which shall be deemed an original, and all counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Amendment, effective as of the date first written above.

Inland Diversified Real Estate Trust, Inc., a Maryland corporation

By:	/s/ Barry L. Lazarus
Name:	Barry L. Lazarus
Title:	President

Inland Securities Corporation, a Delaware corporation

By:	/s/ Roberta S. Matlin
Name:	Roberta S. Matlin
Title:	Vice President

Signature Page – Amendment to Dealer Manager Agreement